UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2019

Date of Report (Date of earliest event reported)

FUNKO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38274	3-2593276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2802 Wetmore Avenue

Everett, Washington 98201

(Address of Principal Executive Offices) (Zip Code)

(425) 783-3616

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	FNKO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2019, Funko, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) appointed Jennifer Fall Jung as Chief Financial Officer (“CFO”) of the Company, effective August 13, 2019 (the “Effective Date”), to succeed Russell Nickel, the Company’s current CFO. As previously disclosed, Mr. Nickel has agreed to remain employed as a Special Advisor to the Company through December 31, 2019.

Ms. Fall Jung, 49, previously served as Senior Vice President, Corporate Finance and Investor Relations of Gap, Inc. (“Gap”), a global clothing and accessories retailer, from January 2017 to March 2018. Prior to January 2017, Ms. Fall Jung served in various other roles at Gap, including Senior Vice President and Chief Financial Officer of Old Navy Global and Head of International from November 2012 to January 2017, Chief Financial Officer and Senior Vice President of Gap North America from February 2011 to November 2012, and Chief Financial Officer and Vice President of Strategy and Real Estate for Gap, Inc. Outlet from April 2007 to February 2011. Ms. Fall Jung received her Bachelor of Business Administration in Finance and her Master of Business Administration, with an emphasis in International Business from San Diego State University.

In connection with Ms. Fall Jung’s appointment, the Company entered into an employment agreement with Ms. Fall Jung (the “Employment Agreement”). As provided in the Employment Agreement, the Company has agreed to pay Ms. Fall Jung an annual base salary of $425,000, provide certain relocation assistance in connection with her relocation to the Everett, Washington area and grant Ms. Fall Jung an initial equity award consisting of stock options and restricted stock units with an aggregate fair value targeted at 200% of Ms. Fall Jung’s annual base salary. The stock option award shall vest with respect to 25% of such stock options on the one-year anniversary of the vesting commencement date with the remaining 75% of such stock options vesting in thirty-six equal and cumulative installments on each monthly anniversary thereafter, and the restricted stock unit award shall vest with respect to 25% of such restricted stock units on each of the first four anniversaries of the vesting commencement date.

Ms. Fall Jung will also be eligible to receive an annual performance-based bonus ranging from 0% of her annual base salary to a maximum payout level established by the Board in its discretion, with a target bonus opportunity of 50% of her annual base salary. In the event of a qualifying termination, Ms. Fall Jung will be entitled to receive certain severance benefits under the Employment Agreement, subject to her execution and non-revocation of a release of claims.

As provided in the Employment Agreement, Ms. Fall Jung will be engaged as an independent contractor by the Company during the period beginning on July 22, 2019 and ending on the Effective Date (the “Consulting Period”), when her employment as CFO of the Company will commence. During the Consulting Period, Ms. Fall Jung will provide consulting services to the Company to facilitate the transition of the position of CFO. The Company has agreed to pay Ms. Fall Jung a fee of $25,000 for her services during the Consulting Period.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated July 22, 2019, between the Company and Jennifer Fall Jung.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2019	FUNKO, INC.

	By:	/s/ Tracy D. Daw
Tracy D. Daw
Sr. Vice President, General Counsel and Secretary